Exhibit 2.01

ASSET PURCHASE AGREEMENT

by and between

S.R. SMITH, LLC

Buyer

AND

ENERGY FOCUS, INC.

Seller

Dated as of November 25, 2013

i

	5.31.	Solvency	24
6.	REPRESENTATIONS AND WARRANTIES OF BUYER		25
	6.1.	Due Organization of Buyer	25
	6.2.	Due Authorization	25
	6.3.	Brokerage Fees	25
	6.4.	Approval	25
	6.5.	No Approvals Required	25
	6.6.	Solvency	25
7.	COVENANTS OF THE PARTIES		26
	7.1.	Filings	26
	7.2.	Documents at Closing	26
	7.3.	Expenses	26
	7.4.	Parties' Access to Records After Closing	26
	7.5.	Bulk Sales and Transfer Taxes	26
	7.6.	Further Assurances; Post Closing Assistance	27
	7.7.	Purchase of Insurance	27
	7.8.	Alternative Arrangements if Consents Not Obtained	27
	7.9.	Notice of Developments	28
	7.10.	Employment of Employees	28
	7.11.	Employee Benefits	29
	7.12.	Acquired Receivables	29
	7.13.	Patent License	30
	7.14.	Public Announcements	30
8.	CONDITIONS TO BUYER'S OBLIGATIONS TO CLOSE		30
	8.1.	Representations and Warranties; Covenants	30
	8.2.	Closing Documents	30
	8.3.	Leases	30
	8.4.	Employment Agreements	30
	8.5.	Payment of Outstanding Indebtedness	30
	8.6.	Due Diligence, Customers	30
	8.7.	No Material Adverse Effect; Continued Operation	31
	8.8.	Closing Working Capital	31
	8.9.	Tail Insurance	31
	8.10.	Governmental Approvals	31
	8.11.	Consents and Approvals	31
	8.12.	Transition Services Agreement	31
9.	THE CLOSING		31
	9.1.	Time and Place	31
	9.2.	Deliveries by Seller	31
	9.3.	Deliveries by Buyer	33
10.	TERMINATION		33
11.	INDEMNIFICATION		33
	11.1.	Seller	33
	11.2.	Buyer	34
	11.3.	Methods of Asserting Claims for Indemnification	34
	11.4.	Survival; Related Matters	35

	11.5.	Separate Obligations	36
	11.6.	Effect of Investigation	36
	11.7.	Liability Limits	36
	11.8.	Determination of Losses; Rules of Construction	36
12.	NOTICES		37
13.	NON-COMPETITION		38
14.	MISCELLANEOUS		39
	14.1.	Nature of Representations and Warranties	39
	14.2.	Entire Agreement	39
	14.3.	Amendment	39
	14.4.	Assignment	39
	14.5.	Choice of Law	39
	14.6.	Dispute Resolution	39
	14.7.	Headings	40
	14.8.	Construction	40
	14.9.	Effect of Waiver	40
	14.10.	Severability	40
	14.11.	Binding Nature	40
	14.12.	No Third-Party Beneficiaries	40
	14.13.	Counterparts	40
	14.14.	Facsimile Signature	40
	14.15.	Rules of Construction	40

LIST OF SCHEDULES

2.1(a)	Fixed Assets
2.2	Excluded Assets
3.1	Assumed Liabilities
3.2	Excluded Liabilities
5.2(a)(i)	Financial Statements
5.2(a)(ii)	Interim Financial Statements
5.2(a)(iii)	Closing Income Statement
5.2(a)(iv)	Closing Balance Sheet
5.3	Due Organization
5.5	Litigation
5.6	Licenses
5.7	Taxes
5.8	Contracts
5.9	Liens
5.10(a)	Seller Intellectual Property
5.10(b)	Intellectual Property Licenses
5.10(f)	Certain Intellectual Property
5.11	Brokers’ Fees
5.12	Consents
5.14(a)	Employees and Contractors
5.14(c)	Employee Contracts
5.14(g)	Workers' Compensation Claims
5.14(h)	Employee Benefit Plans
5.14(i)	ERISA Violations
5.16	Insurance
5.17(a)	Ten (10) Largest Customers
5.17(c)	Ten (10) Largest Suppliers
5.21	Related Party Transactions
5.22	Premises
5.28	Product Warranties
5.29	Undisclosed Liabilities
5.30	Subsequent Changes
8.4	Employees Signing Employment Agreements

The registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or other attachment to the Securities and Exchange Commission upon request.

LIST OF EXHIBITS

Exhibit A	Working Capital Methodology

Exhibit B	Escrow Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Carve-out Methodology

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made this 25th day of November, 2013 by and among S.R. Smith, LLC, a Delaware limited liability company (“Buyer”) and Energy Focus, Inc., a Delaware corporation (“Seller”).

RECITALS

A.           Seller owns and operates a division called Fiberstars Pool and Spa which is engaged in the business of the designing, manufacturing and selling advanced LED and fiber optic lighting products, controls and accessories serving the pool and spa industry (the “Business”)

B.            Seller desires to sell and Buyer, either directly or through its subsidiary, desires to purchase certain of the assets of Seller utilized by the Business, as more particularly described herein, and upon the terms and subject to the conditions herein set forth.

C.             Seller has approved this Agreement by duly adopted resolutions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.             DEFINITIONS.

For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean (a) the ownership of more than ten percent (10%) of the voting securities or other voting interest of any Person (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assigned Contracts” has the meaning set forth in Section 2.1.

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Business” has the meaning set forth in Recital A.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer's Indemnitees” has the meaning set forth in Section 11.1.

“Carve-Out Methodology” means the procedures, methodologies, policies, principles and practices set forth on Exhibit D.

“Claims” has the meaning set forth in Section 11.1.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 4.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contractors” has the meaning set forth in Section 5.19.

“Contracts” means any agreement, contract, commitment, purchase order, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.

“Current Assets” means the categories of assets included in the Working Capital Methodology, as such assets may exist from time to time.

“Current Liabilities” means the categories of liabilities included in the Working Capital Methodology, as such liabilities may exist from time to time.

“Disputed Amount” has the meaning set forth in Section 4.4(c)(iii).

“Employment Agreements” has the meaning set forth in Section 8.4.

“Employee Benefit Plans” has the meaning set forth in Section 5.14(h).

“Environmental Requirements” has the meaning set forth in Section 5.15.

“ERISA” has the meaning set forth in Section 5.14(h).

“Escrow Amount” has the meaning set forth in Section 4.2(b).

“Escrow Agent” means Wilmington Trust Company, a national banking association.

“Escrow Agreement” means that certain Escrow Agreement among the Buyer, Seller and Escrow Agent in the form attached hereto as Exhibit B.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 3.2.

“Financial Statements” means the audited financial statements of Seller for the fiscal year ended December 31, 2010, December 31, 2011, and December 31, 2012.

“Fixed Assets” has the meaning set forth in Section 2.1(a).

“GAAP” means United States generally accepted accounting principles, consistently applied; provided, however, that the term GAAP, as applied to any date that is not a fiscal year end shall mean GAAP excluding footnotes and routine year-end adjustments consistent with past practices.

“Hazardous Substances” means (i) hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations thereunder, and (ii) any substance for which state or local laws require the clean-up, removal or other special handling of such materials or imposing liability based upon improper handling thereof.

“Indemnitee” has the meaning set forth in Section 11.3(a).

“Indemnitor” has the meaning set forth in Section 11.3(a).

“Independent Accountants” has the meaning set forth in Section 4.4(c)(iii).

“Intellectual Property” means any or all of the following: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all common law, state, federal and foreign trademarks, service marks, trade dress, dies, logos, trade names (such as the exclusive right to use the name “Fiberstars”, “Fiberstars Pool and Spa”, or any derivation thereof), and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all common law and statutory copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential or proprietary information, including, but not limited to, technical and nontechnical data, formulae, know-how, ideas, compositions, patterns, compilations, programs, research and development, devices, methods, techniques, drawings, designs, specifications, technology, systems, processes, financial data, financial plans, product plans, business and marketing plans and proposals, distribution lists, lists of actual or potential customers, advertisers or vendors, and pricing and cost information; (vi) all computer software (including object code, source code, data and related documentation); (vii) all Internet websites, including domain name registrations and content and software included therein; (viii) all other proprietary rights; (ix) all rights to recover for past infringements of any of the foregoing; (x) all copies and tangible embodiments thereof (in whatever form or medium); and (xi) all goodwill related to any of the foregoing.

“Inventory” has the meaning set forth in Section 5.27(a).

“Licenses” has the meaning set forth in Section 5.6.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, claim, charge, option, right of first refusal, lease, sublease, easement, right-of-way or any other encumbrance of any kind, including any conditional sale or other title retention agreement and any agreement to grant any of the foregoing.

“Material Adverse Effect” means any change or effect that has a material adverse effect on the Business.

“Patent 7182484 B2” means U.S. Patent No. 7182484 B2, titled “light appliance and cooling arrangement.”

“Pension Plan” has the meaning set forth in 5.14(i)(i).

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust unincorporated association, joint venture or other entity or governmental body.

“Physical Inventory” has the meaning set forth in Section 4.4(a).

“Premises” has the meaning set forth in Section 5.22(a).

“Purchase Price” has the meaning set forth in Section 4.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Resolution Period” has the meaning set forth in Section 4.4(c)(ii).

“Review Period” has the meaning set forth in Section 4.4(c).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Intellectual Property” has the meaning set forth in Section 5.10(a).

“Statement of Objections” has the meaning set forth in Section 4.4(c)(ii).

“Statements” has the meaning set forth in Section 5.20.

“Tail Insurance” has the meaning set forth in Section 7.11.

“Tax Clearance Certificate” has the meaning set forth in Section 7.9(b).

“Taxes” has the meaning set forth in Section 5.7(a).

“WARN Act” has the meaning set forth in Section 5.14(f).

“Working Capital Methodology” means the procedures, methodologies, policies, principles and practices set forth on Exhibit A.

“Works” has the meaning set forth in Section 5.10(c)

Other capitalized terms used in this Agreement shall have the meanings ascribed to them in the Sections where such terms are initially used.

2.             PURCHASE AND SALE OF ASSETS.

 2.1.         Assets To Be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey and assign to Buyer, free and clear of all Liens (other than the Assumed Liabilities), and Buyer shall purchase and acquire from Seller, on the Closing Date, all right, title and interest in, to and under those certain assets, properties, rights and businesses of the Seller related in any way to the Business (other than Excluded Assets), whether tangible or intangible, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, in their respective locations (including equipment and tooling located at suppliers’ or vendors’ places of business) on the Closing Date (collectively, the “Purchased Assets”), including the following, in each case to the extent such asset is not an Excluded Asset under Section 2.2:

(a)     all of Seller's right, title and interest in and to all machinery, equipment, tools, fixtures, leasehold improvements, furniture, computer hardware, equipment, materials and inventory on hand, inventory in transit, work-in-process with vendors or suppliers, all items of supplies and packaging and other tangible personal property wherever located related to the Business that is used by Seller in the conduct of the Business, including the assets set forth on Schedule 2.1(a), (collectively, the “Fixed Assets”);

(b)     all of Seller's right, title and interest in and to the Intellectual Property set forth on Schedule 2.1(b) (the “Purchased Intellectual Property”);

(c)     all of Seller's Licenses relating to the Business;

(d)     all of Seller’s right, title and interest in and to: (A) all of Seller's promotional, sales and advertising material, artwork, films, layouts, catalogues, brochures, descriptions of products or services and package designs relating to the Business and (B) all of Seller's client lists, supplier lists and lists of past, present and qualified prospective customers relating to the Business;

(e)     Seller’s telephone numbers, facsimile numbers, domain names and websites set forth on Schedule 2.1(e);

(f)     true, complete and correct originals or photocopies of all books and records, including all employee lists, human resource files, all customer files, all customer lists, all customer histories, payment histories, receivables and payables accounts and ledgers and all other instruments and documents relating to the Business or the Purchased Assets being acquired by Buyer pursuant to this Agreement but excluding its corporate minutes and shareholder ledgers;

(g)     all Contracts related to the Business to which Seller is a party or by which any of the Purchased Assets are bound, including Contracts with customers of the Business, and all non-compete and confidentiality agreements including the Contracts set forth on Schedule 2.1(g) (collectively the “Assigned Contracts”);

(h)     all of Seller’s rights under all its real property leases relating to the Premises, a true, complete and correct list of which is set on Schedule 2.1(h);

(i)     all prepayments on behalf of Seller including all prepaid expenses, rights of offset, credits and deposits relating to the Business;

(j)     all rights of Seller under or pursuant to all warranties, representations and guaranties made by customers, contractors, manufacturers, suppliers or vendors relating to items included in the Purchased Assets, with the exception of those rights of Seller under or pursuant to any warranties or guaranties furnished in connection with products resulting in claims constituting Excluded Liabilities;

(k)     to the extent permitted by applicable law, all of Seller's goodwill in connection with the Business, including all rights of Seller under any covenants not-to-compete, confidentiality or non-solicitation agreements running to Seller, including, but not limited to, all confidentiality agreements executed in connection with the current sale process involving the Business;

(l)     all of Seller's accounts receivable as of the Closing Date attributable to the Business as determined using the Carve-Out Methodology applicable to accounts receivable (the “Acquired Receivables”); and

(m)     all assets, properties, rights, claims and causes of action of Seller relating to the Business of any kind or nature that are not otherwise described above.

2.2.        Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the assets of Seller relating to the Business set forth on Schedule 2.2 are excluded from the Purchased Assets and are not being purchased and sold hereunder (the “Excluded Assets”).

3.             ASSUMPTION OF OBLIGATIONS AND LIABILITIES.

3.1.        Liabilities and Obligations Assumed. As of the Closing Date, Buyer shall assume and timely pay, perform and discharge only those obligations and liabilities of Seller that arise under the contracts listed on Schedule 2.1(g) or that are specifically set forth on Schedule 3.1 (the “Assumed Liabilities”).

3.2.        Excluded Liabilities and Obligations. Except for the Assumed Liabilities as provided in Section 3.1, Buyer is not assuming any debt, liability, customer credit balance or obligation of Seller, and Seller shall retain and, unless disputed in good faith, timely pay, perform and discharge, and Seller shall indemnify, defend and hold harmless Buyer from, all debts, liabilities and obligations of Seller, whether relating to the Business, the Purchased Assets or otherwise, including product liability claims and product warranty claims (collectively, the “Excluded Liabilities”), including:

(a)     all liabilities and obligations of Seller with respect to any claim, demand, cause of action, suit, proceeding, judgment, loss, liability, damage or expense against Seller;

(b)     all debts, liabilities and obligations of or relating to the Company, Purchased Assets or the Business, including without limitation any (i) liabilities arising out of or relating to the Purchased Assets, and (ii) liabilities under Seller’s accounts payable that are not assumed by Buyer under Section 3.1;

(c)     all debts, liabilities and obligations related to products or services of the Business sold or delivered prior to the Closing Date (including without limitation such liabilities for product liability claims and product warranty claims);

(d)     any other debt, liability or obligation of Seller;

(e)     all liabilities and obligations to all employees of Seller, including accruals reflecting all earned but unpaid bonuses;

(f)     all liabilities and obligations of Seller with respect to any Pension Plans or Employee Benefit Plans;

(g)     all income taxes, payroll taxes, statutory federal, state and local taxes accruing in connection with the operation of the Business prior to the Closing Date and any taxes which may become due by virtue of a change in Seller's accounting method or as a result of the transactions contemplated by this Agreement;

(h)     all liabilities listed on Schedule 3.2;

(i)     all liabilities and obligations under Contracts which should have been listed on Schedule 2.1(g) but were not so listed;

(j)     all liabilities for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement; and

(k)     all liabilities resulting from (i) any releases of any Hazardous Substances into the environment by Seller or any predecessor business or company or for which Seller is liable pursuant to any indemnity or otherwise; (ii) the existence, presence or suspected presence of any Hazardous Substances at any site on which the Business or operations of Seller or any predecessor business or company of any of them were conducted or to which any such Hazardous Substances migrated or were transported; (iii) any release of any Hazardous Substances any such location if such release could give rise under any Environmental Requirement to liability on the part of Seller or any predecessor business or company; (iv) any liabilities relating to Hazardous Substances incorporated into any goods or products previously manufactured, sold or shipped by Seller; or (v) any violation of any Environmental Requirement by Seller or any predecessor business or company.

4.             CONSIDERATION; PAYMENT.

4.1.        Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) $5,200,000, subject to adjustment pursuant to Section 4.4 below (the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities.

4.2.        Payment of the Purchase Price. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall:

(a)     deliver an amount equal to $4,700,000 by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) business days prior to the Closing Date; and

(b)     deliver an amount equal to $500,000 (the “Escrow Amount”) by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent to be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any adjustments to the Purchase Price in favor of Buyer pursuant to Section 4.4, and (ii) any claims made by Buyer or any other Buyer Indemnity against Seller pursuant to Article 11.

4.3.        Allocation of Purchase Price. In accordance with Section 1060 of the Code, the parties agree that the allocation of the Purchase Price among the Purchased Assets subsequent to the Closing shall be determined by mutual agreement of the parties. Seller and Buyer agree that the allocation may be amended or modified by mutual written agreement prior to the filing of the applicable tax returns of Buyer or Seller. Seller and Buyer shall use such allocation in all relevant tax returns.

4.4.        Post-Closing Adjustment.

(a)     On or before May 31, 2014, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”). The Closing Working Capital Statement prepared by Buyer shall be consistent with the Working Capital Methodology, except with respect to accounts receivables, which shall be determined and calculated in accordance with the principles set forth in this Section. With respect to Inventory, the Buyer shall conduct an actual physical inventory of the Inventory as of the Closing Date in accordance with the physical inventory observation practices and procedures set forth on Schedule 4.4 (the “Physical Inventory”), which shall be used in the Closing Working Capital Statement. Seller may observe such Physical Inventory. With respect to accounts receivables, on and as of May 31, 2014, the Buyer, with the assistance of Seller, shall determine the amount collected on the Acquired Receivables, and the actual amount collected under the Acquired Receivables shall be used for purposes of determining the value of the Accounts Receivable on the Closing Working Capital Statement. Any Acquired Receivable that has not been paid in full as of the date of the Closing Working Capital Statement shall be reconveyed to Seller on a non-recourse basis. Thereafter, collection of such unpaid Acquired Receivable shall be the responsibility of Seller, with all such proceeds going to Seller. The parties agree that the purpose of determining Closing Working Capital and the related purchase price adjustment contemplated by this Section 4.4 is to measure changes in working capital, and such processes are not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies different from those set forth in the Working Capital Methodology for the purpose of preparing the Closing Working Capital Statement or determining Closing Working Capital.

(b)           The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus $761,000, which represents Seller’s and Buyer’s good faith estimate of the Closing Working Capital. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment, and if the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment. All payments required to be made under this subsection shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment. In the event Seller is paying the Post-Closing Adjustment to Buyer, such payment shall be payable first from the Escrow Amount.

(c)           Examination and Review.

(i)     Examination. After receipt of the Closing Working Capital Statement, Seller shall have sixty (60) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller's accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer's accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below); provided, however, such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)     Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)     Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants mutually agreed upon by Buyer and Seller (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)     Fees of the Independent Accountants. Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants' determination and Seller's determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer's determination and Seller's determination differ). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(v)     Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)     Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) business days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) business days of the resolution described in subparagraph (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(d)     Adjustments for Tax Purposes. Any payments made pursuant to Section 4.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by law.

5.             REPRESENTATIONS AND WARRANTIES OF SELLER. Except as disclosed in the schedules delivered by Seller to Buyer on or prior to the date hereof and attached hereto, Seller, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, makes the following representations and warranties to Buyer, which representations and warranties are true and correct in all respects on this date:

5.1.        Intentionally omitted.

5.2.        Financial Statements.

(a)     A true, complete and correct copy of the Financial Statements is attached as Schedule 5.2(a)(i). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of Seller and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)     Attached as Schedule 5.2(b) are (i) unaudited financial statements of the Business for the fiscal years ended December 31, 2011, and December 31, 2012, and (ii) unaudited financial statements of the Business for the eight-month period ended August 31, 2013 (the “Business Financial Statements”).

(c)     The Business Financial Statements have been prepared in accordance with the Carve-Out Methodology without modification in any material respect of the accounting principles used in the preparation thereof through the periods presented.

5.3.        Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each state (a true, complete and correct list of which is set forth on Schedule 5.3) where the properties owned, leased or operated, or the business conducted, by it require such qualification. Seller has the power and authority to own its assets and to carry on the Business as now presently conducted.

5.4.        Due Authorization; No Contravention. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws relating to, limiting or affecting the enforcement of creditors' rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby by Seller, nor compliance by Seller with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any provisions of Seller's organizational documents, the terms or conditions or provisions of any note, bond, lease, mortgage, contract or agreement of any kind to which Seller is a party or by which Seller or any of its respective properties may be bound, or violate in any material respect any statute, law, rule or regulation applicable to Seller.

5.5.        Litigation. Except as set forth on Schedule 5.5, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against Seller relating to the Business, whether at law or in equity, before or by any federal, state, municipal, local, foreign or other court or governmental department, commission, board, bureau, agency or instrumentality, nor are there any circumstances that could reasonably be expected to result in any such action, suit, claim, investigation or proceeding. Seller is not in violation of or default under, nor is either of Seller or the Purchased Assets subject to, any judgment, order, writ, injunction or decree of any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof) or court or arbitrator addressed to it or to which it is a party relating to the Business. Set forth on Schedule 5.5 is a true, complete and correct description of the settlement or the resolution of any proceedings of the nature described in this Section 5.5 since January 1, 2008, together with a description of the amount and nature of each settlement.

5.6.        Compliance; Governmental Authorizations; Permits and Licenses. Seller has not failed to file any report or return required by any government or governmental agency relating to the Business except where the failure to file has not and could not reasonably be expected to result in a Material Adverse Effect. Seller has complied with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to the Business. Except as set forth on Schedule 5.6, (i) the permits, licenses, and governmental authorizations (collectively, "Licenses") described on Schedule 5.6 constitute all of the Licenses required by or appropriate for and utilized in the ownership and operation of the Business as it is currently being conducted, all of which are owned or held legally and beneficially by Seller; (ii) all of Seller's Licenses relating to the Business are in full force and effect and good standing; (iii) Seller has not received any notice to the effect that additional Licenses are required by or appropriate for the Business; (iv) except as set forth in Schedule 5.6, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or any third party is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby, including the transfer of the Licenses to Buyer; and (v) no modification, suspension or cancellation of a License relating to the Business, or any proceeding relating thereto, is pending or, to the knowledge of Seller, threatened with respect to a License relating to the Business. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a revocation or suspension of, or require the amendment of, any License relating to the Business.

5.7.        Taxes.

(a)     All federal, state, local or foreign tax returns (collectively, the "Returns") required to be filed with respect to the properties, assets, operations, income and net worth of Seller have been timely filed or appropriate extensions have been obtained and such Returns are true, complete and correct in all material respects. All Returns have been prepared in accordance with all applicable laws and requirements and accurately reflect taxable income (or other measure of tax) of Seller, and all taxes and governmental charges, including any interest and penalties (collectively "Taxes"), due pursuant to such Returns or otherwise due in connection with Seller's operations have been timely paid or, if not yet due and payable, adequate provision therefor has been made on the Financial Statements. There are no Liens for Taxes on the Purchased Assets (other than for Taxes not yet due and payable). There are no outstanding agreements or waivers extending the statutory period of limitation concerning any tax liability of Seller, no examination of any Return of Seller is currently in progress and no governmental authority has, within the last three (3) years, notified Seller of any tax claim, investigation or proceeding or conducted any audit. All monies required to be collected or withheld by Seller for Taxes have been collected or withheld, and either paid to the appropriate governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller, and Seller is not liable for any Taxes for failure to comply with any of the foregoing, except as set forth on Schedule 5.7.

(b)     Seller has paid all Taxes due and owing as reflected in the Returns. No claim has been made by a taxing authority in any jurisdiction where Seller does not file Returns that Seller is or may be subject to taxation by that jurisdiction.

5.8.        Agreements. Except for insurance policies (a true, complete and correct copy of which is set forth on Schedule 5.16), and lease agreements (a true, complete and correct copy of which is set forth on Schedule 5.22), Schedule 5.8 contains a true, complete and correct list of all Contracts of Seller relating to the Business. Other than the contracts set forth on such Schedules, there is no agreement binding on Seller that affects or relates to the Business or the Purchased Assets. True, complete and correct copies of the Assigned Contracts, and a description of the material terms of each and every such oral Assigned Contract, have been delivered to Buyer prior to the date hereof. No event has occurred that (whether with or without notice or lapse of time) would constitute a default by Seller under any of the Assigned Contracts. Except as set forth on Schedule 5.8, Seller has no knowledge of any material default by any other party to any of the Assigned Contracts. No Assigned Contract that requires the performance of services by Seller is presently expected to result in a loss to Seller upon completion or performance thereof. No Assigned Contract contains any covenant limiting or restricting the freedom of Seller to engage in the Business or compete with the Business. Seller has complied in all material respects with all provisions of all Assigned Contracts.

5.9.        Title to Property. Seller has, and at the time of the Closing will have, good and indefeasible title to all of the Purchased Assets, free and clear of any Liens except those set forth on Schedule 5.9.

5.10.      Intellectual Property.

(a)           Seller owns all right, title and interest in and to, or has valid and enforceable licenses to use, all Intellectual Property owned, purported to be owned, used, issued to, licensed to or held by it in connection with the conduct and operation of the Business (the “Seller Intellectual Property”), including all Intellectual Property set forth in Schedule 5.10(a), which represents all Seller Intellectual Property registrations and applications, all Seller Intellectual Property licensed to or by Seller, and all material unregistered Seller Intellectual Property owned by Seller. Seller is in compliance in all material respects with all contractual obligations relating to the Seller Intellectual Property used pursuant to any license or other agreement. To the knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller Intellectual Property by any third party, including by any employee or former employee of the Seller. Neither the Seller Intellectual Property nor the use, development, manufacture, marketing, license, sale or the intended use of any product or service currently licensed, utilized, sold, provided or furnished by Seller violates or conflicts with any license or other agreement between Seller and any third party, or infringes, conflicts with, misappropriates or otherwise violates any intellectual property or other proprietary right of any other Person. There is no pending or, to the knowledge of Seller, threatened, claim or litigation contesting the validity, enforceability or ownership of any Seller Intellectual Property or the right of Seller to exercise any rights therein nor, to the knowledge of Seller, is there any legitimate basis for any such claim. Seller has not received any notice asserting that any Seller Intellectual Property or the proposed use, sale, license or disposition thereof infringes, conflicts with, misappropriates or otherwise violates, or will infringe, conflict with, misappropriate or otherwise violate any rights of any other Person, nor, to the knowledge of Seller, is there any legitimate basis for any such assertion. Seller has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Seller Intellectual Property. The consummation of the transactions contemplated hereby will not alter or impair the Seller Intellectual Property in any material respect.

(b)           Schedule 5.10(b) sets forth a complete list of all (i) licenses, sublicenses and other agreements in which Seller or any sublicensee of Seller has granted to any person the right to use the Seller Intellectual Property and (ii) all other consents, indemnifications, forbearances to sue, licensing, settlement, distribution, development and other agreements to which Seller is a party relating to the Seller Intellectual Property or other proprietary rights of any third party related to the Business (except for agreements for commercially available, off-the-shelf software).

(c)           No present or former employee, officer, director or Affiliate of Seller, or agent, consultant or contractor of Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property. Any programs, modifications, enhancements or other inventions, improvements, discoveries, methods, designs, source code or works of authorship (“Works”) that were created by current or former employees of Seller were made in the regular course of such employees’ employment or service relationships with Seller using Seller’s facilities and resources and, as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle. Each such employee who has created Works or any employee who in the regular course of his employment may create Works and all consultants and contractors of Seller have signed an enforceable assignment or similar agreement with Seller confirming Seller’s ownership or, in the alternative, transferring and assigning to Seller all right, title and interest in and to such Works, including copyright and other Intellectual Property therein.

(d)           None of the Seller Intellectual Property has been used, divulged, disclosed or appropriated to the detriment of Seller for the benefit of any Person other than Seller. No current or former employee, contractor, consultant or agent of the Business has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, contractor, consultant or agent of the Business.

(e)           To the extent Seller holds any patents used in the Business that are not assigned to Buyer hereunder, Seller agrees not to assert any patent infringement or similar claim against Buyer if Buyer avails itself of such patent, or the products covered thereby, in the Business (as conducted on the date hereof), and grants to Buyer a perpetual, royalty-free license to use such patent in the Business (as conducted on the date hereof). Seller shall have no obligation to maintain or enforce any such patents and shall have the sole discretion to start, continue or abandon the maintenance or prosecution of its own patent rights.

(f)            Notwithstanding anything to the contrary set forth herein, Seller makes no representations or warranties with respect to the trademark listed on Schedule 5.10(f).

(g)           Seller shall not, after the date hereof, use the name or mark “The New Fiberstars”, or any derivation thereof, and shall not object to Buyer registering such mark.

5.11.      Brokerage Fees. Except as set forth on Schedule 5.11, Seller has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with the transactions contemplated by this Agreement.

5.12.      Approvals Required. Except as set forth on Schedule 5.12, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions described herein; including, without limitation, the consent of any party to any Assigned Contract in order to transfer such Assigned Contract pursuant to this Agreement.

5.13.      Intentionally Omitted.

5.14.      Employees; Employee Benefit Plans.

(a)         Schedule 5.14(a) sets forth a true, complete and correct list of the number, names, titles and locations of the employees of Seller primarily involved in the Business as of a date within five (5) days prior to the date hereof and the base salary, fees and bonuses of each such person for the calendar year ended December 31, 2012. Schedule 5.14(a) also sets forth a true, complete and correct list of all Contractors of Seller primarily involved in the Business as of a date within five (5) days prior to the date hereof, and the hourly rate of each such person.

(b)         Seller is not a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or threatened.

(c)         Except as set forth on Schedule 5.14(c), there are no written contracts of employment between Seller and employees of Seller primarily involved in the Business. All oral contracts of employment relating to such employees are terminable at will by Seller.

(d)         No present or former employee of Seller primarily involved in the Business has any claim against Seller (whether under federal or state law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

(e)         No person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against Seller arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices, occupational safety and health standards, or inflationary wage or price standards which would have an adverse effect on the Business.

(f)         Neither Seller nor any agent, representative or employee of Seller has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending or threatened any charge or complaint against the Seller by the National Labor Relations Board or any representative thereof in connection with the Business. There has been no event that caused or required Seller to issue notices under the Worker Adjustment and Retraining Notification Act (“WARN Act”) or other state or local law. Seller has not incurred any liability or obligation under the WARN Act or similar state laws, which remains unpaid or unsatisfied, nor does the contemplation of the transactions contemplated by this Agreement trigger any obligation under the WARN Act or similar state laws.

(g)         Except as set forth on Schedule 5.14(g), Seller has not had any worker’s compensation claims asserted against it during the three (3) years preceding the date hereof.

(h)         Except as provided in Schedule 5.14(h), Seller does not maintain any employee benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of the employees of the Seller, or any other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change of control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement maintained, contributed to, or required to be contributed to, by Seller for the benefit of any employee, former employee, director, officer or independent contractor of Seller or under which Seller has any liability with respect to any employee, former employee, director, officer or independent contractor of Seller (the “Employee Benefit Plans”). As applicable with respect to each Employee Benefit Plan, Seller has delivered to the Buyer true and complete copies of (i) each Employee Benefit Plan, including all amendments thereto, and in the case of an unwritten Employee Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereof, (iv) the three (3) most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service, (v) the most recent Internal Revenue Service Determination Letter and each currently pending application to the Internal Revenue Service for a Determination Letter, (vi) the three (3) most recent summary annual reports, actuarial reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning (x) Internal Revenue Service or Department of Labor audits or investigations, (y) “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (z) “reportable events” within the meaning of Section 4043 of ERISA. The Employee Benefit Plans are and have been maintained and administered in compliance with the requirements of ERISA and, where applicable, Paragraph 401 of the Code. There are no accumulated funding deficiencies as defined in Paragraph 302 of ERISA or Paragraph 412 of the Code, whether or not waived, with respect to the Employee Benefit Plans. There is not now, nor has there been any prohibited transaction (as defined in Paragraph 406 of ERISA or Paragraphs 503 or 4975 of the Code) involving the Employee Benefit Plans. There are no pending or, to the knowledge of Seller, threatened investigations or audits by governmental agencies or any claims by or on behalf of the Employee Benefit Plans or by any employee of Seller alleging a breach or breaches of such plans, or fiduciary duties thereunder, violations of other applicable federal or state law with respect to the Employee Benefit Plans or arising out of events relating to the employment of the employees of the Seller, which could result in a monetary liability, or any material non-monetary liability, on the part of Seller under ERISA or any other law, nor, to the knowledge of Seller, is there any basis for such a claim. Seller has no liability, withdrawal or otherwise, actual or contingent, to any “multi-employer pension plan”.

(i)          Except as otherwise disclosed on Schedule 5.14(i):

             (i)     the Employee Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

             (ii)     All Pension Plans have received determination or opinion letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination or opinion letter with respect to any Pension Plan has been revoked nor, to the knowledge of Seller, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination or opinion letter in any respect which would adversely affect its qualification.

             (iii)     No Employee Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. All contributions to, and payments from, any Employee Benefit Plan which may have been required in accordance with the terms of such Employee Benefit Plan or any related document have been timely made.

             (iv)     Neither Seller nor, to the knowledge of Seller, any fiduciary, trustee or administrator of any Employee Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Employee Benefit Plan which would subject any such Employee Benefit Plan, Seller or Buyer to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Employee Benefit Plan is invested in any property constituting “employer real property” or an “employer security”, within the meaning of Section 407 of ERISA.

             (v)     All insurance premiums with respect to any insurance policy related to an Employee Benefit Plan for employees primarily involved in the Business for any period up to and including the Closing Date shall have been paid on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither Seller nor Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

             (vi)     With respect to each Employee Benefit Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Seller complies in all respects with the continuation coverage requirements of the Code and ERISA.

             (vii)     No Employee Benefit Plan provides benefits to employees primarily involved in the Business, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under an Employee Benefit Plan qualified under Section 401(a) of the Code. Seller has not made any written or oral representation to any current or former employee primarily engaged in the Business promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

             (viii)     Seller’s execution of, and performance of the transactions contemplated by this Agreement will not constitute an event under any Employee Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee. No Employee Benefit Plan provides for “parachute payments” within the meaning of Section 280G of the Code.

(j)         All of the employees whose primary responsibility relate to the Business are employed by Seller, and no such employee is employed by any other Affiliate of Seller.

5.15.      Environmental Matters. Seller is in material compliance with all laws, rules and regulations relating to environmental protection and conservation, including the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act of 1986, as amended and all applicable state laws pertaining to the environment ("Environmental Requirements"), and Seller has not received any notification of any asserted present or past failure to so comply with such laws, rules or regulations. Seller has not in the past and does not presently use, possess, generate, treat, manufacture, process, handle, store, recycle, transport or dispose of Hazardous Substances or toxic materials, substances, wastes, pollutants or contaminants (including petroleum, petroleum products, poly-chlorinated biphenyls), radio-active materials, asbestos or asbestos-containing materials in quantities or in a manner which requires any environmental permit or in a manner which has caused, causes or threatens to cause a release. There are no circumstances which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, or investigation under Environmental Requirements, relating to the operation of the Business. None of the Premises, nor any real estate now or previously owned, leased or occupied by Seller is listed, or to the knowledge of Seller is proposed for listing, on any list maintained by any governmental agency of sites requiring remediation. Except for any liability arising exclusively from Seller's respective occupancy of the Premises, Seller has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions.

5.16.      Insurance.

(a)        Schedule 5.16 contains a true, complete and correct list of all policies of liability, environmental, crime, fidelity, life, fire, workers' compensation, health, director and officer liability and all other forms of insurance currently in effect and owned or held by Seller, and identifies for each such policy the carrier, policy number, coverage type, premium, expiration date and deductible. Seller maintains all insurance coverage required by applicable law and such other insurance coverage, in such amounts, as it considers commercially reasonable and appropriate with respect to the Business and the Purchased Assets. All such insurance policies are outstanding and in full force and effect and all premiums required to be paid with respect to such policies have been paid through the Closing Date. Such policies adequately insure Seller against liability (including products liability, errors and omissions and/or breach of warranty claims) and against risks of fire, theft, casualty and vandalism, in each case with respect to the Purchased Assets.

(b)        With respect to each insurance policy required to be listed on Schedule 5.16:

             (i)     Seller has not received any notice from any issuers of such policies that any such policies have been terminated, cancelled or are void, and Seller has not submitted any claim for coverage under any such policy that has been denied on the basis that Seller did not have a valid and binding insurance policy;

             (ii)     neither Seller nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred that, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and

 (iii)     no party to the policy has repudiated any provision thereof.

(c)        All such insurance policies are on an “occurrence” basis, as opposed to a "claims made" basis.

(d)        All such insurance policies are sufficient for compliance with all requirements of law and the Assigned Contracts.

5.17.      Customers and Suppliers.

(a)        Set forth on Schedule 5.17(a) is (i) a true, complete and correct list of the ten (10) largest customers of the Business based on the dollar volume of income generated by existing customers during the twelve (12) month period ended August 31, 2013, showing the approximate total sales in dollars by Seller to each of these customer during such year and (ii) a true, complete and correct summary of all customer complaints received by Seller, or customer disputes of which Seller has received notice, with respect to the Business during such year. Other than contracts that terminate by their terms in the ordinary course of business, no direct sale customer of the Business has terminated or, to Seller's knowledge, threatened to terminate its relationship with Seller. The relationships between Seller and all of its customers of the Business are on a sound, commercial basis and to Seller's knowledge, there does not exist any reason to believe that the relationships with such customers will not continue without material change following the Closing Date and the completion of the transactions contemplated herein. There are no commitments, special arrangements, promotional agreements, advertising programs or similar arrangements with any customers of Seller in connection with the Business.

(b)        Seller does not receive a material portion of its revenues from customers of the Business pursuant to or as a result of (i) any program or policy, whether sponsored by any private entity or any governmental authority, designed to award contracts to businesses based on the race, ethnicity or gender of its owners and/or operators, including business set aside programs or affirmative action programs or (ii) any familial relationship by or among any of Seller's officers, directors, agents, employees or Contractors and any officers, directors, agents employees of any of Seller's customers.

(c)        Set forth on Schedule 5.17(c) is (i) a true, complete and correct list of the ten (10) largest suppliers of the Business in terms of purchases by Seller of products supplied by such supplier during the twelve month period ended August 31, 2013, showing the approximate totals of such purchases in dollars by Seller for products supplied by each of these suppliers during such year. Other than contracts that terminate by their terms in the ordinary course of business, no supplier of the Business has terminated or, to Seller's knowledge, threatened to terminate its relationship with Seller. The relationships between Seller and all of its suppliers of the Business are on a sound, commercial basis and to Seller's knowledge, there does not exist any reason to believe that the relationships with such suppliers will not continue without material change following the Closing Date and the completion of the transactions contemplated herein. There are no commitments, special arrangements, promotional agreements, advertising programs or similar arrangements with any suppliers of Seller in connection with the Business.

5.18.      Approval. The board of directors of Seller have duly approved the execution of this Agreement and the transactions contemplated hereby.

5.19.      Contractors. With respect to Seller's contractors, consultants and other independent personnel engaged in the Business (the "Contractors"), Seller has evaluated and classified the Contractors as independent contractors in accordance with Internal Revenue Service regulations. Up to the Closing Date, Seller has maintained and monitored those Contractors who are independent contractors to assure compliance by Seller with Internal Revenue Service regulations.

5.20.      Full Disclosure. None of the representations and warranties made by Seller contained in this Agreement, including all Schedules annexed hereto, nor in any statement, document, certificate, schedule, list, memorandum or other writing (collectively, "Statements") furnished or to be furnished by Seller pursuant hereto, is or will be materially incorrect or incomplete, or contains or will contain an untrue statement of a material fact, and none of such representations, warranties and Statements omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. There is no material fact known to Seller that Seller has not disclosed in this Agreement or in a Schedule annexed hereto that has resulted in a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect.

5.21.      Related Party Transactions. Except as set forth on Schedule 5.21, no director, officer, employee or Contractor of Seller, nor any member of any such person's immediate family, is presently a party to any transaction with Seller related to the Business, including any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments (other than for services as officers, directors or employees of Seller) to any such person, or to any corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner. Seller is not indebted, directly or indirectly, to (a) any Affiliate of the Business, or (b) any director, officer, employee or Contractor of the Business for any liability or obligation, whether arising by reason of ownership, or other written agreement or understanding or otherwise.

5.22.      The Premises.

(a)        Seller owns no real property used in the Business. Schedule 5.22 sets forth a brief description of Seller's leased real property in Pleasanton, California that is utilized as office space for the Business, and the related lease (the "Premises"). All of the land, buildings, structures and other improvements located on the Premises are used by Seller in the conduct of and as part of the Business.

(b)        Seller has a valid leasehold interest in the Premises, free and clear of all Liens, licenses, covenants, conditions, restrictions and adverse or equitable claims or rights whatsoever, except for Liens, if any, for property taxes not yet due or matters otherwise set forth on Schedule 5.22.

(c)        With respect to the Premises, there exists no fact or condition that, with the giving of notice or the passage of time or both, would result in the breach of any obligations of the landlord under the lease for the Premises.

(d)        Set forth on Schedule 5.22 is a true, complete and correct list of all lease agreements, subordination agreements, non-disturbance agreements, attornment agreements or similar agreements executed by Seller and relating to the Premises, true, complete and correct copies of which Seller has delivered to Buyer.

5.23.      Improper Payments. Except for non-cash gifts or transfers made in the ordinary course of business, neither Seller nor any officer, director, employee having management authority over any project or who may derive bonus or commission income from any project or agent of Seller, has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods or services, to any persons or entities whatsoever, in payment for, or intended to encourage, or which resulted in or may have resulted in or had the effect of obtaining, encouraging or continuing the referral of persons or entities as customers of any Seller's business, or obtaining, encouraging or extending any contractual relationship, written or oral, for any of the same; nor has Seller or any officer, director, employee having management authority over any project or who may derive bonus or commission income from any project or agent of Seller (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal or improper payments or remuneration have been or will be made, provided for or suffered, either directly, or indirectly through agents, brokers, distributors, dealers or other intermediaries, to any person or entity or (ii) made any illegal or improper contribution of monies, services or property to any political party, candidate or elected official for any purpose.

5.24.      Sufficiency of Purchased Assets. The Purchased Assets comprise all of the business, properties, assets and goodwill employed by Seller in connection with the Business other than the Excluded Assets, and the Purchased Assets are all of the business, properties, assets and goodwill that are reasonably necessary for the conduct of the Business as conducted by Seller on or prior to the date of this Agreement.

5.25.      Accounts Receivable. All Acquired Receivables have or, as applicable, will have arisen from undisputed bona fide transactions with unaffiliated third parties entered into in the ordinary course of the operation of the Business.

5.26.      Value, Condition of Assets and Properties

. All of the machinery, equipment and fixtures being conveyed hereunder are in good order, condition and repair, except for ordinary wear and tear which does not affect the use or operation thereof, are fit for their particular purpose, and all are owned, maintained and used in material conformity with all applicable federal, state and local laws, regulations and ordinances (including but not limited to zoning, environmental, occupational safety and health laws and regulations). There does not exist any condition that materially interferes with the use thereof in the ordinary course of business of Seller. Except for Excluded Assets, all assets constituting, used principally in connection with, and necessary or appropriate to the conduct of, the Business as currently operated are owned or leased by Seller and are being conveyed to Buyer hereunder. None of Seller’s tangible personal property used in connection with the Business is subject to any contract for its sale to any party other than in the ordinary course of business. None of Seller’s tangible personal property used in connection with the Business is subject to any contract for its use by any party.

5.27.      Inventory.

(a)        All inventories and supplies relating to the Business owned by Seller on the Closing Date, together with (i) those items of inventory in transit, (ii) that work-in-process at the Business’s vendors or suppliers, and (iii) all items of supplies and packaging included in the Purchased Assets (collectively, the “Inventory”) of Seller conveyed hereunder will comply in all material respects with all applicable federal, state or local consumer safety or consumer protection laws or regulations; will be merchantable, fit for its intended purpose, and will comply in all material respects with all applicable hazardous and toxic substance laws, rules and regulations; and will comply in all material respects with all other applicable state and local laws and regulations. On the Closing Date, the Inventory will not be excessive in kind or amount in light of Seller’s historical business needs and practices. The portions thereof consisting of finished goods will be fully saleable or leasable in the ordinary course of business, subject to reserves. The portions thereof consisting of work in process will not be obsolete and will be of a quality usable in the production and packaging of such finished goods. Seller has not made sales on consignment or granted return privileges beyond warranties to any purchaser of its finished goods in connection with the Business.

(b)        The values at which Inventory is carried on the Business Financial Statements reflect the normal and consistent inventory valuation method of Seller of valuing inventory at the lower of cost or net realizable value, with reserves for damaged, obsolete and slow moving inventory based upon the historical practices of Seller and the Carve-Out Methodology.

5.28.      Product Warranties. Set forth on Schedule 5.28 hereto are Seller’s standard forms of product or service warranties and guarantees utilized by it in connection with the Business and copies of all other material product or service warranties and guarantees related to the Business. Except as set forth on Schedule 5.28, no product warranty, service warranty or similar claims or product liability claims have been made against Seller in connection with the Business. Except as set forth on Schedule 5.28, no person or party (including, but not limited to, governmental agencies of any kind) has any claim, nor is Seller aware of any basis for any action or proceeding, against the Seller and arising out of the Magnuson-Moss Warranty-Federal Trade Commission Improvements Act of 1975, as amended, or any other federal, state or local legislation dealing with product or service warranties or guarantees that is related to the Business.

5.29.      Undisclosed Liabilities. Except as set forth on Schedule 5.29, Seller has no liabilities or obligations (absolute, accrued, contingent or otherwise) relating to the Business except (i) liabilities which are reflected and reserved against on the Business Financial Statements, (ii) liabilities incurred after the date thereof in the ordinary course of business consistent with past practice and (iii) liabilities arising under any Contract. Seller is not a guarantor, indemnitor or otherwise liable for any indebtedness of any other person, firm or corporation in connection with the Business except as endorser of checks received by the Seller and deposited in the ordinary course of business.

5.30.      Absence of Certain Changes. Since December 31, 2012, and except as provided on Schedule 5.30, Seller has conducted the Business only in the ordinary course of business and (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Business, nor has there occurred any event or development which could reasonably be expected to result in such a material adverse change in the future; and (b) Seller has not taken any of the following actions:

(i)         acquired, sold, leased, encumbered or disposed of any assets of the Business, other than purchases and sales of assets in the ordinary course of business;

(ii)        created, incurred or assumed any debt (including obligations in respect of capital leases) affecting the Purchased Assets;

(iii)       paid any obligation or liability related to the Business other than in the ordinary course of business;

(iv)       mortgaged or pledged any property or assets of the Business or subjected any assets of the Business to any Lien;

(v)        entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any material Contract or agreement related to the Business;

(vi)       entered into any written arrangement related to the Business (including written agreements) which creates a liability on Seller’s part in excess of $50,000;

(vii)      made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside of the ordinary course of business;

(viii)     cancelled, compromised, waived or released any right or claim related to the Business (or series of related rights and claims) either involving more than $50,000 or outside of the ordinary course of business;

(ix)        experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its assets or property related to the Business in excess of $50,000;

(x)         entered into any employment contract or collective bargaining agreement related to the Business, written or oral, or modified the terms of any such existing contract or agreement;

(xi)        granted any increase in the compensation of any of its officers, employees, contractors or advisors primarily engaged in the Business outside of the ordinary course of business;

(xii)      adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its shareholders, directors, officers or employees primarily engaged in the Business (or taken any such action with respect to any other Employee Benefit Plan related to the Business) or paid any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan in connection with the Business;

(xiii)      made any other changes in the employment terms for any of its officers or employees primarily engaged in the Business; or

(xiv)     agreed orally, in writing or otherwise to take any of the foregoing actions.

5.31.      Solvency. As of the date hereof, and as of the Closing Date (and after giving effect to the transactions contemplated by this Agreement), the Seller is and shall be able to pay its debts as they become due and does and shall own property which has a fair salable value greater than the amounts required to pay its debt (including, without limitation, a reasonable estimate of the amount of all contingent liabilities), and has now, and after giving effect to the transactions contemplated by this Agreement, shall have, adequate capital.

6.             REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer does hereby make the following representations and warranties to Seller, which representations and warranties are true and correct in all respects at this date, and will be true and correct in all respects on the Closing Date as though made on and as of such date:

6.1.        Due Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in each state where the properties owned, leased or operated, or the business conducted, by it require such qualification. Buyer has the power and authority to own its property and assets and to carry on its business as now presently conducted.

6.2.        Due Authorization. This Agreement has been duly authorized, executed, and delivered by Buyer, and constitutes a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors' rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any provisions of Buyer's Certificate of Organization or Operating Agreement, the terms or conditions or provisions of any note, bond, lease, mortgage or agreement of any kind to which Buyer is a party or by which Buyer or its properties may be bound, or violate in any material respect any statute, law, rule or regulation applicable to Buyer.

6.3.        Brokerage Fees. Buyer has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with the transactions contemplated by this Agreement.

6.4.        Approval. The Board of Managers and Interestholders of Buyer has approved the execution of this Agreement and the transactions contemplated hereby.

6.5.        No Approvals Required. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by it of the transactions contemplated hereby, except to the extent that the parties may be required to file reports in accordance with relevant regulations under federal and state securities laws.

6.6.        Solvency. As of the date hereof, and as of the Closing Date (and after giving effect to the transactions contemplated by this Agreement), Buyer is and shall be able to pay its debts as they become due and does and shall own property which has a fair salable value greater than the amounts required to pay its debt (including, without limitation, a reasonable estimate of the amount of all contingent liabilities), and has now, and after giving effect to the transactions contemplated by this Agreement, shall have, adequate capital.

7.             COVENANTS OF THE PARTIES.

7.1.        Filings. Buyer and Seller shall, as promptly as practicable, make any required filings, and Buyer and Seller shall promptly make any other required submissions, under any law, statute, order, rule or regulation with respect to the transactions contemplated by this Agreement and the related transactions and shall cooperate with each other with respect to the foregoing.

7.2.        Documents at Closing. Subject to the terms hereof, each party to this Agreement agrees to execute and deliver on the Closing Date those documents identified in Section 9 to which it is a party.

7.3.        Expenses. Each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

7.4.        Parties' Access to Records After Closing. Seller acknowledges that all customer lists, records and other information pertaining to Seller, the Business or its customers that are included in the Purchased Assets are proprietary, confidential information and that on and after the Closing, all such lists, records and information shall be the property of Buyer. Each of the parties agrees to preserve until the seventh (7th) anniversary of the Closing Date, all records in its possession relating to the Business for all time periods hereof ended on or prior to the Closing Date or to the transactions contemplated herein. In the event that either party needs access to such records in the possession of the other party relating to the Business or to the transactions contemplated herein for the purpose of preparing income tax returns or for complying with any audit request, subpoena or other investigative demand by any governmental authority or for any civil litigation or any other legitimate purpose not injurious to the other party, each party will allow representatives of the other party reasonable access to such records during normal business hours at such party's place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at the requesting party's expense).

7.5.        Bulk Sales and Transfer Taxes.

(a)        Seller and Buyer shall each take such actions as the other party may reasonably request to eliminate or reduce any sales, use, transfer, stamp or other similar tax that may be imposed in connection with the transactions contemplated hereunder.

(b)        Promptly after the Closing, Seller shall notify all authorities in Delaware and California imposing Taxes on Seller in the form and manner required by such authorities, if the failure to make such notification or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject Buyer to any Taxes of the Seller. Any available Clearance Certificate shall be delivered by Seller to Buyer promptly after the receipt thereof. If, in respect to any application for Tax Clearance Certificates made pursuant to this Section 7.5(b), any governmental entity asserts that the Seller is liable for any Taxes, Seller shall promptly pay or contest in good faith any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

(c)        All transfer taxes of any kind, including state and local sales taxes, if any, and any and all recording and/or filing fees arising from or in connection with the transactions contemplated hereunder, shall be paid by Buyer and Seller equally.

7.6.        Further Assurances; Post Closing Assistance. At the Closing, and from time to time thereafter, Seller shall, at the request of Buyer, take all action necessary to put Buyer in actual possession and operating control of the Purchased Assets and the Business, and shall execute and deliver to Buyer such further instruments of assignment, consent, transfer and conveyance, and take such other actions, as Buyer or counsel for Buyer may reasonably request, in order more effectively to transfer and convey the Purchased Assets and the Business to Buyer. Seller shall, at the request of Buyer and at Buyer’s cost, cooperate with Buyer in sending a notice to Seller's customers and suppliers to assist Buyer in continuing to enjoy good relationships with such customers and suppliers, subject to applicable law. Through November 30, 2014, Seller shall cooperate with Buyer in causing emails (i) addressed to those employees of Seller being employed by Buyer under Section 7.10 hereof and (ii) sent to a Seller-related email address to be forwarded to email addresses at Buyer as specified by Buyer. The provisions of Section 5.10(e) and 5.10(g) are incorporated herein by reference.

7.7.        Purchase of Insurance. Seller will secure discontinued products liability coverage within its existing products liability program and keep Buyer as a named insured for 6 years after the Closing Date. Such products liability coverage shall be no less than $10,000,000 during such period. Seller shall provide written correspondence to Buyer on an annual basis of coverage. Buyer shall secure “go-forward” products liability coverage covering post-Closing periods with its existing product liability underwriter effective as of the Closing Date of $5,000,000 in the aggregate . Any product made and installed after the Closing Date will fall under such classification.

7.8.       Alternative Arrangements if Consents Not Obtained.

(a)        Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an assignment of any Contract or right that is not assignable without first obtaining the consent of the counterparty thereto, unless and until such consent has been obtained. Without limiting the foregoing, with respect to each such Contract or right, until the applicable consent to assignment is obtained and such Contract or right is so assigned, to the extent permitted by applicable law, (i) Buyer shall be deemed to be the agent of Seller for purposes of completing, fulfilling and discharging the responsibilities of Seller under such Contract and (ii) Seller shall, at Buyer’s expense, use all commercially reasonable efforts during the term of such Contract to (A) provide to Buyer the benefits thereunder, (B) cooperate in any reasonable and lawful arrangement (including holding such Contract in trust for Buyer pending receipt of the required consent to assignment) designed to provide to Buyer the benefits thereunder and (C) enforce for the account and at the direction of Buyer any rights of Seller thereunder (including the right to elect to terminate such Contract in accordance with the terms thereof). Buyer will pay, or reimburse Seller for, any amount that Buyer would have been required to pay under any such Contract had such Contract been assigned (after obtaining the requisite consent to assignment) to Buyer at the Closing.

(b)        To the extent that any required consents to assignment referred to in Section 9.2(e) have not been obtained at or prior to the Closing with respect to any Assigned Contracts, at the election of Buyer, the parties shall cooperate diligently and in good faith to obtain such consents to assignment and to effect the assignment of such Contracts. Without limiting the foregoing, unless otherwise agreed upon between the parties, (i) Seller shall promptly prepare (with Buyer's assistance) and deliver to each person whose consent is so required, a written request therefor in the form mutually agreed upon between Seller and Buyer, and (ii) Buyer shall promptly provide financial and other information reasonably required by the person whose consent is being sought (provided that Buyer may require, as a condition to providing such information, that the recipient agree to keep such information confidential). If, notwithstanding the parties' cooperation as set forth in this Section 7.12(b), they are unable to obtain any required consent on or prior to the date on which the term of the applicable Contract expires in accordance with its provisions, then the parties' obligations under this Section 7.12(b) shall terminate at such time with respect to such Contract. Nothing contained herein shall be deemed to constitute a waiver of Section 9.2(e).

7.9.        Notice of Developments. Prior to the Closing, Seller shall advise Buyer, in writing, of any fact of which they obtain knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement; provided, however, that any such disclosure shall not be taken into consideration, and such updates shall not be deemed to modify the representations, warranties and covenants of the Seller contained in this Agreement, in each case for purposes of Section 11.3 hereof or the Buyer’s Indemnitees’ indemnification rights pursuant to Article 11 of this Agreement.

7.10.      Employment of Employees.

(a)        On or prior to the Closing Date, the Buyer shall be entitled to offer, in the Buyer’s sole discretion, employment to any of the current employees of Seller involved in the Business. The Seller shall be responsible for the payment of any amounts due to all of its employees as a result of the employment of its employees on or prior to the Closing Date, including, but not limited to, all salary, wages, compensation, bonuses, expenses or in connection with any Employee Benefit Plans. Except with respect to Seller’s Employee Stock Purchase Plan, the Seller shall, if payment thereof will occur after the Closing Date, waive any requirement that such employees be employees of the Seller on the date such bonuses or other similar payments are paid. The Seller shall be responsible for all incurred but unreported or unpaid medical claims occurring prior to the Closing Date and for the costs associated with confinement in any medical care, nursing, rehabilitation or similar facility which commences prior to the Closing Date. The Seller shall be responsible for all liabilities and obligations associated with: (i) any leaves taken prior to the Closing Date in connection with the Family and Medical Leave Act of 1993 or any policy, program or plan and (ii) any payments or other benefits due to any of the Seller’s employees as a result of the consummation of transactions contemplated under this Agreement. Effective as of the Closing, the Seller shall, and hereby does, release all its employees that Buyer elects to hire from any employment, non-compete and/or confidentiality agreements previously entered into between any of the Seller or its Affiliates, on the one hand, and such employees, on the other hand, to the extent necessary for the Buyer to operate the Business substantially in the same manner as operated by the Seller prior to the Closing Date.

(b)        Employees. Buyer and Seller shall cooperate with each other to the extent necessary (including making any required elections) to permit the Buyer to treat wages paid to all employees it hired as having been paid by the Buyer as successor employer for the purposes of Section 3121(a)(1) of the Code and any related employment or withholding tax provisions of any relevant tax law. Seller shall supply Buyer, with respect to all employees hired by Buyer, all cumulative payroll information as of the Closing Date. Notwithstanding the foregoing, but subject to Section 3.1, Buyer shall not assume any liabilities with respect to such cumulative payroll information, and all such liabilities shall be the sole responsibility of Seller. Seller shall pay all such liabilities as and when due.

7.11.      Employee Benefits. Seller has sufficient sums to satisfy, and will pay on or prior to the Closing Date, and will indemnify and hold Buyer harmless from and against, all unpaid obligations of Seller which have accrued or will accrue with respect to the employees of the Business for periods through the Closing Date, relating to:

(a)        Payroll taxes;

(b)        Premiums for medical, life, accidental death and dismemberment and long term disability benefit insurance;

(c)        Holiday pay relating to holidays which occurred prior to the Closing Date;

(d)        Vacation pay and paid time off;

(e)        Taxes, premiums or contributions for unemployment compensation;

(f)         Bonus, salary, commissions, car allowances and travel and entertainment expenses relating to Business employees due or accrued through and including the Closing Date; and

(g)        Authorized payroll deductions (including, but not limited to, 401(K) deductions).

7.12.      Acquired Receivables. To the extent Seller receives payments from Seller’s customers relating to the Acquired Receivables, Seller shall promptly remit to Buyer the amount of all payments on such Acquired Receivables collected by Seller, and deliver to Buyer an accounting of all such payments.

7.13.      Patent License. Buyer hereby grants to Seller a perpetual, exclusive, royalty-free and fully transferable right and license to use Patent 7182484 B2 in Seller’s businesses other than the Business. Seller shall provide to Buyer an annual written notice stating its intent to continue use of Patent 7182484 B2 (a “Notice to Continue”) until Seller determines it no longer requires Patent 7182484 B2. If Buyer wishes to abandon Patent 7182484 B2 at any time within 12 months after Buyer’s receipt of a Notice to Continue, it shall give Seller 30 days prior written notice of the desired abandonment. On Seller's request, which may be provided at any time after the notice of desired abandonment, Buyer shall assign to Seller Patent 7182484 B2. Seller acknowledges and agrees that Buyer shall have the right to license Patent 7182484 B2 for uses related to the Business and such other businesses as to which the Seller may agree in writing.

7.14.      Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.             CONDITIONS TO BUYER'S OBLIGATIONS TO CLOSE. The obligations of Buyer to purchase and pay for the Purchased Assets, to assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction (or waiver by Buyer) on or prior to the Closing of the following conditions:

8.1.        Representations and Warranties; Covenants. All of Seller's representations and warranties set forth in this Agreement shall be true and correct on and as of the Closing Date and all of their covenants shall have been performed.

8.2.        Closing Documents. Buyer shall have received all of Seller's deliverables as set forth in Section 9.2.

8.3.        Leases. Buyer shall have entered into suitable lease agreements, sub-lease agreements, assignment and assumption agreements, non-disturbance agreements, or similar agreements, all in form and content acceptable to Buyer in its sole discretion, for all the Premises (the “Leases”) and, if deemed necessary by Buyer, shall have received a title report with respect to the Premises, the contents of which shall be acceptable to Buyer in its sole discretion.

8.4.        Employment Agreements. The employees of Seller set forth on Schedule 8.4 shall have entered into employment and non-competition agreements, or similar agreements, with Buyer in form acceptable to Buyer in its sole discretion (the “Employment Agreements”).

8.5.        Payment of Outstanding Indebtedness. Seller shall have paid the outstanding balance of all indebtedness for borrowed money relating to or secured by the Purchased Assets (including all amounts owing to Rising Dragon in connection with equipment or tooling), and each holder of Seller's secured indebtedness and other secured obligations shall have fully released all Liens on any of the Purchased Assets, and Buyer shall have received evidence thereof satisfactory to it.

8.6.        Due Diligence, Customers. Buyer shall be satisfied, in its sole discretion, with the results of its due diligence investigation of the Seller and the Business, and shall have determined that the significant customers, vendors and suppliers of the Business shall continue to do business with the Buyer after the Closing.

8.7.        No Material Adverse Effect; Continued Operation. Since the date hereof, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect, and the Business shall have been operated in the ordinary course between the date hereof and the Closing Date.

8.8.        Closing Working Capital. As of the Closing Date, Seller’s net working capital, calculated in accordance with the principles used in connection with the preparation of the Seller’s Financial Statements, shall in the Buyer’s opinion, be sufficient to operate the business in the ordinary course.

8.9.        Tail Insurance. Seller shall have delivered to Buyer appropriate documentation evidencing Tail Insurance reasonably acceptable to Purchaser.

8.10.      Governmental Approvals. All consents of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

8.11.      Consents and Approvals. All consents, waiver, authorizations and approvals of any Person (other than a Governmental Entity) required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be in full force and effect on the Closing Date and written evidence (in the form and substance reasonably acceptable to the Buyer) of any such consents, waivers, authorizations and approvals shall have been provided to the Buyer on or prior to the Closing Date.

8.12.      Transition Services Agreement. Buyer and Seller shall have entered into a Transition Services Agreement, substantially in the form of Exhibit C attached hereto.

9.             THE CLOSING.

9.1.        Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be at 10:00 a.m. EDT on the date hereof or such other date and time as shall be agreed to by the parties (the “Closing Date”), by an exchange of signature pages by fax or email and the delivery of original documents and instruments by reputable overnight courier. This Agreement and the transactions contemplated herein shall be effective as of 11:59 p.m. PST on the Closing Date.

9.2.        Deliveries by Seller. At the Closing and against the deliveries to be made by Buyer pursuant to Section 9.3, subject to waiver by Buyer, Seller shall deliver the following to Buyer:

(a)        a certified copy of resolutions of the board of directors of Seller authorizing the making, execution and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereby, together with an incumbency certificate, Seller’s Articles of Incorporation and all amendments, and Seller’s bylaws, each of which shall be certified as true, complete and correct as of the Closing Date by the Secretary of Seller and, with respect to the Articles of Incorporation and all amendments, by the Secretary of State of Delaware;

(b)        a bill of sale in form and substance reasonably satisfactory to Buyer pursuant to which Seller transfers and conveys to Buyer all of Seller's right, title and interest in and to the tangible Purchased Assets executed by Seller;

(c)        an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer pursuant to which Seller transfers and assigns to Buyer all of Seller's right, title and interest in and to the intangible Purchased Assets and Buyer assumes from Seller the Assumed Liabilities executed by Seller;

(d)        executed consents to assignment from each of the parties to each of the Assigned Contracts other than Seller to the extent a consent to the assignment of such Assigned Contract by Seller to Buyer is required by the terms of such Assigned Contract, is otherwise required by law, or is deemed necessary by Buyer;

(e)        a good standing certificate with respect to Seller issued by the Secretary of State of the State of Delaware within three (3) days prior to the Closing Date;

(f)         the Leases, duly executed by all parties deemed necessary by Buyer;

(g)        if any of the Purchased Assets are encumbered by any Lien, a release of all such Liens in form and substance acceptable to Buyer and suitable for recording with the PTO or other filing agency;

(h)        the Employment Agreements duly executed by the counterparties;

(i)         a certificate evidencing the Tail Insurance;

(j)         the Transition Services Agreement, executed by Seller;

(k)        a patent assignment agreement in form and substance reasonably satisfactory to Buyer and able to be recorded in the United States Patent and Trademark Office, pursuant to which Seller transfers and assigns to Buyer all of Seller’s right, title and interest in and to the patents set forth on Schedule 2.1(b);

(l)         a trademark assignment agreement in form and substance reasonably satisfactory to Buyer and able to be recorded in the United States Patent and Trademark Office, pursuant to which Seller transfers and assigns to Buyer all of Seller’s right, title and interest in and to the trademarks set forth on Schedule 2.1(b);

(m)       a domain name assignment and assumption agreement in form and substance reasonably satisfactory to Buyer and able to be recorded in the United States Patent and Trademark Office, pursuant to which Seller transfers and assigns to Buyer all of Seller’s right, title and interest in and to the domain names listed on Schedule 5.10(a); and

(n)        such other documents as are reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereto.

9.3.        Deliveries by Buyer. At the Closing and against the deliveries to be made by Seller pursuant to Section 9.2, subject to waiver by Seller, Buyer shall deliver to Seller the following:

(a)        a certified copy of resolutions of the sole member of Buyer authorizing the making, execution and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereby;

(b)        fully executed counterparts to any of the agreement, documents or instruments to be delivered by Seller pursuant to Section 9.2 that require execution by Buyer;

(c)        such other documents as are reasonably requested by Seller in connection with the consummation of the transactions contemplated hereby; and

(d)        the Purchase Price, in accordance with the terms set forth in Section 4.2.

10.           TERMINATION. Intentionally Omitted.

11.           INDEMNIFICATION.

11.1.      Seller. Seller shall indemnify, defend and hold harmless Buyer and its members, managers, officers, employees, agents and control persons ("Buyer's Indemnitees") from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by any of Buyer's Indemnitees that arise out of or result from (i) a misrepresentation or breach of warranty of Seller contained herein, whether asserted by Buyer in its own right or asserted against Buyer by any third-party, (ii) a breach or non-fulfillment of any covenant of Seller contained herein or in the Schedules annexed hereto or in any other Statements furnished or to be furnished by Seller pursuant hereto or in connection with the transactions contemplated hereby or thereby, whether asserted by Buyer in its own right or asserted against Buyer by any third-party, (iii) any claims of third-parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by Seller prior to the Closing, (iv) any liabilities of Seller that are not assumed by Buyer pursuant to Sections 3.1, whether accrued, absolute, contingent or otherwise, (v) the operations, if any, of Seller after the Closing Date, (vi) any claims related to any Excluded Liability or Excluded Asset, or (vii) the enforcement by any of Buyer’s Indemnitees against the Seller under this Section 11.

11.2.      Buyer.

(a)        Buyer shall indemnify, defend and hold harmless Seller from and against any and all Claims incurred by Seller that arise out of or result from (i) a misrepresentation, breach of warranty or breach or non-fulfillment of any covenant of Buyer contained herein or in the Schedules annexed hereto; (ii) any claims of third-parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by Buyer after the Closing Date, except for those based on any Excluded Liability or Excluded Asset; (iii) any liabilities of Seller that are expressly assumed by Buyer pursuant to Section 3.1; or (iv) the enforcement by Seller against Buyer under this Section 11.

(b)        Notwithstanding the terms of Section 11.2(a), Buyer shall not be liable for Claims (i) arising solely out of or resulting solely from the negligence or intentional acts of Seller or (ii) for Seller's lost profits.

11.3.      Methods of Asserting Claims for Indemnification. All claims for indemnification under this Agreement shall be asserted as follows:

(a)         Notice and Opportunity to Defend. If there occurs an event which any party hereto (or any of Buyer’s Indemnitees) asserts is an indemnifiable event pursuant to this Article 11, the Person or Persons seeking indemnification (collectively, the “Indemnitee”) shall notify in writing the party or parties obligated to provide indemnification pursuant to the terms hereof (collectively, the “Indemnitor”) promptly of the occurrence of such event. If such event involves any claim or the commencement of any action or proceeding by a third Person, the Indemnitee shall give the Indemnitor prompt written notice of such claim or the commencement of such action or proceeding. The notice shall describe the claim, the amount thereof if known and quantifiable, and the basis therefor. Any delay or failure by an Indemnitee to so notify the Indemnitor shall only relieve the Indemnitor of its indemnification obligations hereunder to the extent, if at all, that the Indemnitor is materially prejudiced by reason of such delay or failure. The Indemnitor shall be entitled to assume and control (with counsel of its choice, provided such counsel is reasonably acceptable to the Indemnitee) the defense of such matter at the Indemnitor’s expense by sending written notice to the Indemnitee of its election to do so within fifteen (15) days after receiving written notice from the Indemnitee. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted claim; provided, however, that neither the Indemnitee nor the Indemnitor shall be required pursuant to this Section 11.3(a) to disclose any privileged information or any attorney work product in connection with the defense of any such asserted claim. The Indemnitee shall make available to the Indemnitor, or its representatives, all records and other materials reasonably required by them for their use in contesting any claim. In any event, the Indemnitee shall have the right to participate (but not control) in the defense of such asserted claim with separate counsel, if it desires, at its own expense. Any settlement or compromise of such asserted claim by the Indemnitor shall require the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement that provides a full release of the Indemnitee with respect to such matter and does not contain an admission of liability on the part of the Indemnitee or limit in any respect the operation of the Buyer or its Affiliates. If the Indemnitor shall not have assumed the defense of such claim within the fifteen (15) day period set forth above, the Indemnitee may assume the defense of such claim with counsel of its choice and the Indemnitor shall be required to pay all reasonable costs and reasonable expenses incurred by the Indemnitee in connection with such matter; provided, however, in the event the Indemnitee assumes control of the defense of any such claim as contemplated by this sentence, the Indemnitee shall not be permitted to settle or compromise any such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)        Exclusivity. After the Closing, except for the rights of the parties hereunder to specific performance or other equitable relief and except in the case of fraud or intentional misrepresentation, in which case the Buyer’s Indemnitees and Seller reserve any and all rights and remedies available to them, the indemnities set forth in this Article 11 shall be the exclusive remedies of the Buyer’s Indemnitees and Seller for any breach of this Agreement, and such parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which Seller and Buyer (on behalf of the Buyer’s Indemnitees) hereby waive to the extent permitted by applicable law.

11.4.      Survival; Related Matters.

(a)        All covenants, agreements, representations and warranties made herein shall survive the Closing Date; provided, however, that representations and warranties made herein shall only continue for a period of twenty-four (24) months after the Closing Date and no indemnification claim may be brought under Section 11 with respect to such representations and warranties after the expiration of such period (unless notice of such claim is provided prior to the expiration of such period); provided further, however, that (i) the representations and warranties set forth in Sections 5.3, 5.4, 5.7, 5.10 (as it relates to title), 5.14 and 5.15 (together with Section 5.9, the “Core Representations”) shall survive until the running of the applicable statute of limitations, if any, and no indemnification claim may be brought under Section 11 with respect to such representations and warranties after the expiration of such period (unless notice of such claim is provided prior to the expiration of such period), and (ii) the representations and warranties set forth in Section 5.9 (Title to Property) shall survive indefinitely. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto. The parties hereto hereby acknowledge and agree that for purposes of this Article 11 in determining whether any representation or warranty of the Seller set forth in Article 11 of this Agreement has been breached and for purposes of determining the amount of losses resulting therefrom, any and all “Material Adverse Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded. The parties hereto hereby further acknowledge and agree that any claim for indemnification made in writing in accordance with the terms of this Article 11 on or prior to the applicable expiration date with respect to any such claim as set forth herein shall survive any such applicable expiration date until the final resolution thereof; provided, however, that nothing contained herein shall extend any relevant statute of limitations.

(b)        Subject to the provisions of Section 11, all of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for.

11.5.      Separate Obligations. The rights of Buyer and Seller hereunder are independent of and in addition to such rights and remedies of an equitable nature as either of them may have (other than actions or proceedings seeking monetary damages) for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of Seller or Buyer, including the right to seek either specific performance or rescission and restitution, none of which rights shall be affected or diminished hereby.

11.6.      Effect of Investigation. The representations, warranties and covenants of the Indemnitor, and the Indemnitee's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its representatives) or by reason of the fact that the Indemnitee or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnitee's waiver of any condition set forth in Section 8.

11.7.      Liability Limits. Notwithstanding anything to the contrary set forth herein:

(a)        The Buyer Indemnitees shall not make a claim against Seller for indemnification pursuant to Section 11.1(i) for Claims unless and until the aggregate amount of such Claims exceeds $50,000 (the “Basket”), in which event the Buyer Indemnitees may claim indemnification for all such Claims in excess of the Basket; provided, however, that the foregoing limitation shall not apply to any breach or alleged breach of any Core Representation or of the representations and warranties of Seller set forth in Section 5.11; and

(b)        The maximum aggregate liability of Seller for Claims with respect to claims for indemnification pursuant to Section 11.1(i) shall be $2,000,000; provided, however, that the foregoing limitation shall not apply to any breach or alleged breach of any Core Representation or of the representations and warranties of Seller set forth in Section 5.11.

11.8.      Determination of Losses; Rules of Construction.

(a)        The amount which an Indemnitor is required to pay to, for, or on behalf of any Indemnitee pursuant to this Section 11 will be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable Claims net of any co-payment, retrospective premium adjustment, and increased premiums resulting from such Claims. The parties agree that the foregoing will not affect the subrogation rights of any insurance companies making any payment referred to hereunder.

(b)        If an Indemnitor has already indemnified an Indemnitee for Claims and the Indemnitee recovers all or a portion of such Claims from a third Person, the Indemnitee will promptly refund the amount paid by the Indemnitor with respect to such Claims (up to the amount recovered from the third Person).

(c)        “Claims” will not include lost profits or consequential damages suffered by an Indemnitee under this Agreement, but will include any damages which may be directly incurred by an Indemnitee or which may be claimed by third Persons. The parties agree to use commercially reasonable efforts to mitigate the Claims for which its Indemnitees are entitled to indemnification by any Indemnitor. In no event will any Indemnitor be obligated to indemnify the Indemnitee in an amount exceeding the actual costs, losses, liabilities, damages, obligations or expenses (including reasonable attorneys’ fees) actually sustained or incurred by the Indemnitee. Buyer expressly agrees that the foregoing provisions of this Section 11.8(c) will apply regardless of the legal theory upon which any Buyer Indemnitee may seek any indemnification, payment, contribution or damages.

(d)        All Claims incurred by any Buyer Indemnitee that are subject to indemnification pursuant to this Section 11 will be payable first from, but will in no event be limited to, the Escrow Amount as provided for in this Agreement and the Escrow Agreement.

(e)         Except for (i) Claims arising from or relating to fraud, and (ii) equitable remedies that may be available, the indemnification provided for in this Section 11 will be the sole and exclusive remedy of the Indemnitees, whether in contract, tort, or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated by this Agreement.

(f)     In determining whether any breach of any representation or warranty made by Seller is this Agreement has occurred, the terms “material”, “Material Adverse Effect” and other similar qualifications based upon materiality shall be disregarded and given no effect.

12.           NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses or telecopy numbers, or such other addresses or telecopy numbers as are given to the other parties to this Agreement in the manner set forth herein:

If to Buyer, to:	S.R. Smith LLC
1017 S.W. Berg Parkway
Canby, OR 97013
Attn: Mr. Richard P. Laitta
Telecopier No.: (503) 266-4334

With a simultaneous
copy (which shall not
constitute notice) to:	White and Williams LLP
1650 Market Street
One Liberty Place, Suite 1800
Philadelphia, PA 19103
Attn: George J. Hartnett, Esquire
Telecopier No.: 215-789-7565

If to Seller, to:	Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
Attn: Frank Lamanna
Telecopier No.: 440-715-1316

With a simultaneous
copy (which shall not
constitute notice) to:	Baker & Hostetler LLP
PNC Center
1900 East 9th Street, Suite 3200
Cleveland, Ohio 44114-3482
Attn: John M. Gherlein
Telecopier No.: 216-696-0740

Any such notices shall be effective when delivered in person or sent by confirmed telecopy, one business day after being sent by overnight delivery or three (3) business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

13.           NON-COMPETITION. As an inducement for Buyer to enter into this Agreement and in consideration for the consideration to be paid under this Agreement to Seller, Seller agrees that:

(a)     for a period of five (5) years after the Closing Date anywhere in the world, Seller will not, directly or indirectly, engage or invest in, own, manage, operate, consult, finance, control or participate in the ownership, management, operation, financing, or control of, be associated with, or in any manner connected with, lend credit to, or render services or advice to any business that competes with the Business at the time of this Agreement or with Buyer’s business as of the date hereof, or directly or indirectly solicit the business of any person or entity known to Seller to be a customer of the Business or Buyer as of the date hereof;

(b)     for a period of five (5) years after the Closing Date, Seller will not, directly or indirectly, (i) induce or attempt to induce any employee of Buyer, expressly including any former employee of Seller, to leave the employ of Buyer, (ii) in any way interfere with the relationship between Buyer and any employee thereof or (iii) induce or attempt to induce any customer, supplier, licensee or business relation of the Business or Buyer as of the date hereof to cease doing business with Buyer, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of Buyer;

(c)     Seller will not, at any time during or after the non-compete period referred to in subclause (b) above, disparage Buyer or any of its members, managers, officers, employees or agents;

(d)     a portion of the Purchase Price shall be allocated to the non-competition arrangement set forth in this Section 13; and

(e)     The parties hereto specifically acknowledge and agree that the foregoing covenants and agreements in this Section 13 are made and given by the Seller in connection with the sale of the Business and the goodwill associated therewith and in order to protect and preserve to the Buyer the benefit of its bargain in the purchase of the Business and the related goodwill, that the remedy at law for any breach of the foregoing will be inadequate, and that the Buyer, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 13 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

14.           MISCELLANEOUS.

14.1.      Nature of Representations and Warranties. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or parties or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

14.2.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

14.3.      Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

14.4.      Assignment. This Agreement may not be assigned by any party hereto, nor may any provision hereof be waived, without the prior written consent of the other parties; provided, however, Buyer may assign its rights hereunder to its lenders, or to a purchaser of all or a substantial portion of its assets.

14.5.      Choice of Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

14.6.      Dispute Resolution. All disputes between the parties in connection with or arising out of the existence, validity, construction, performance and termination of this Agreement (or any terms hereof) that the parties are unable to resolve between themselves, shall be finally settled by arbitration in Wilmington, Delaware. The arbitration shall be held in accordance with the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with such rules. Judgment may be entered upon the award made in any such arbitration in any court of competent jurisdiction. All fees and expenses required to be paid in connection with any mediation or arbitration described herein shall be borne equally by the parties, unless the arbitration award shall provide otherwise. Nothing in this Section 14.6 shall prevent either party from seeking specific performance or any other equitable remedy.

14.7.      Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.8.      Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

14.9.      Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

14.10.    Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

14.11.    Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

14.12.    No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

14.13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

14.14.    Facsimile Signature. This Agreement may be executed and accepted by electronic or facsimile signature and any such signature shall be of the same force and effect as an original signature.

14.15.    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

S.R. SMITH, LLC

By: /s/Richard P. Laitta
Name: Richard P. Laitta
Title: President

SELLER:

ENERGY FOCUS, INC.

By: /s/James Tu
Name: James Tu
Title: Executive Chairman and Chief Executive
Officer